Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 31, 2020 on the financial statements and financial highlights of Vaughan Nelson Emerging Markets Opportunities Fund and Vaughan Nelson International Small Cap Value Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 25, 2021